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                                  EXHIBIT 23.2

CONSENT OF ALTSCHULER, MELVOIN AND GLASSER LLP

We consent to the reference to our firm under the caption "Experts" and to the incorporation by reference of our report dated March 27, 2002 relating to the consolidated financial statements and financial statement schedules of Universal Automotive Industries, Inc. for the year ended December 31, 2001 in the Registration Statement on Form S-8 (File No. 333-67150) as filed with the Securities and Exchange Commission on August 9, 2001, the Registration Statement on Form S-3 (File No. 333-94609) as filed with the Securities and Exchange Commission on January 13, 2000, the Registration Statement on Form S-3 (File No. 333-45538) as filed with the Securities and Exchange Commission on September 11, 2000 and the Registration Statement on Form S-3 (File No. 333-67148) as filed with the Securities and Exchange Commission on August 9, 2001.

ALTSCHULER, MELVOIN AND GLASSER LLP





Chicago, Illinois
April 13, 2004